     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 1995.

                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                         CONSOLIDATED FREIGHTWAYS, INC.
             (Exact name of Registrant as specified in its charter)

         DELAWARE                       4213                  94-1444798
      (State or other            (Primary Standard         (I.R.S. Employer
      jurisdiction of        Industrial Classification    Identification No.)
     incorporation or               Code Number)
       organization)

                              3240 HILLVIEW AVENUE
                          PALO ALTO, CALIFORNIA 94304
                                 (415) 494-2900
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                              -------------------
                            EBERHARD G. H. SCHMOLLER
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                         CONSOLIDATED FREIGHTWAYS, INC.
                              3240 HILLVIEW AVENUE
                          PALO ALTO, CALIFORNIA 94304
                                 (415) 494-2900
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)
                              -------------------
                                WITH COPIES TO:

            Eric S. Haueter                      William H. Hinman, Jr.
              Brown & Wood                        Shearman & Sterling
         555 California Street                   555 California Street
    San Francisco, California 94104         San Francisco, California 94104
             (415) 772-1200                          (415) 616-1100
          (415) 397-4621 (fax)                    (415) 616-1199 (fax)

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.
                              -------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                              -------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED        PER UNIT (1)     OFFERING PRICE (1)   REGISTRATION FEE
7.35% Notes due 2005.................     $100,000,000            100%            $100,000,000         $34,482.76

(1)  Estimated solely for the purpose of computing the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

               Pursuant to Item 501(b) of Regulation S-K Showing the Location of Information Required by Part I of Form S-4

ITEM NO.    CAPTION                                                              LOCATION IN PROSPECTUS
- ----------  ---------------------------------------------------  ------------------------------------------------------
Item 1.     Forepart of Registration Statement and Outside
             Front Cover Page of
             Prospectus........................................  Facing Page of the Registration Statement; Outside
                                                                  Front Cover Page of the Prospectus
Item 2.     Inside Front and Outside Back Cover Pages of
             Prospectus........................................  Available Information; Incorporation of Certain
                                                                  Documents by Reference
Item 3.     Risk Factors, Ratio of Earnings to Fixed Charges
             and Other Information.............................  Incorporation of Certain Documents by Reference;
                                                                  Summary; Selected Consolidated Financial Data; The
                                                                  Exchange Offer
Item 4.     Terms of the Transaction...........................  Summary; The Exchange Offer; Description of the New
                                                                  Notes; Description of the Old Notes; Certain United
                                                                  States Federal Income Tax Considerations
Item 5.     Pro Forma Financial Information....................  *
Item 6.     Material Contracts with the Company Being
             Acquired..........................................  *
Item 7.     Additional Information Required for Reoffering by
             Persons and Parties Deemed to Be Underwriters.....  *
Item 8.     Interest of Named Experts and Counsel..............  *
Item 9.     Disclosure of Commission Position on
             Indemnification for Securities Act Liabilities....  *
Item 10.    Information with Respect to S-3 Registrants........  Available Information; Incorporation of Certain
                                                                  Documents by Reference
Item 11.    Incorporation of Certain Information by
             Reference.........................................  Incorporation of Certain Documents by Reference
Item 12.    Information with Respect to S-2 or S-3
             Registrants.......................................  *
Item 13.    Incorporation of Certain Information by
             Reference.........................................  *
Item 14.    Information with Respect to Registrants Other than
             S-2 or S-3 Registrants............................  *
Item 15.    Information with Respect to S-3 Companies..........  *
Item 16.    Information with Respect to S-2 or S-3 Companies...  *
Item 17.    Information with Respect to Companies Other than
             S-2 or S-3 Companies..............................  *
Item 18.    Information if Proxies, Consents or Authorizations
             are to be Solicited...............................  *
Item 19.    Information if Proxies, Consents or Authorizations
             are not to be Solicited or in an Exchange Offer...  The Exchange Offer

- ------------------------
* Omitted because the item is inapplicable or the answer is negative.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JUNE 27, 1995

PROSPECTUS
- -------------

                         CONSOLIDATED FREIGHTWAYS, INC.

                             OFFER TO EXCHANGE ITS
                              7.35% NOTES DUE 2005
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                       FOR ANY AND ALL OF ITS OUTSTANDING
                              7.35% NOTES DUE 2005

       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON            , 1995, UNLESS EXTENDED.
                              -------------------

    Consolidated Freightways, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $100,000,000 aggregate principal amount of its 7.35% Notes due 2005 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for a like principal amount of its outstanding 7.35% Notes due 2005 (the "Old Notes"), of which $100,000,000 aggregate principal amount is outstanding.

    The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and will not be entitled to registration rights, (ii) the New Notes are issuable in minimum denominations of $1,000 compared to minimum denominations of $250,000 for the Old Notes, and (iii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide that, if the Exchange Offer is not consummated by October 29, 1995, the interest rate borne by the Old Notes will increase by 0.25% per annum following October 29, 1995 until the Exchange Offer is consummated. See "Description of the Old Notes." The New Notes are being offered for exchange in order to satisfy certain obligations of the Company under the Registration Rights Agreement dated as of June 1, 1995 (the "Registration Rights Agreement") between the Company and the Initial Purchasers (as defined herein) of the Old Notes. The New Notes will be issued under the same Indenture (as defined herein) as the Old Notes and the New Notes and the Old Notes will constitute a single series of debt securities under the Indenture. In the event that the Exchange Offer is consummated, any Old Notes which remain outstanding after consummation of the Exchange Offer and the New Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Notes (as defined herein) have taken certain actions or exercised certain rights under the Indenture. The New Notes and the Old Notes are collectively referred to herein as the "Notes." See "Description of the New Notes" and "Description of the Old Notes."

    Interest on the New Notes is payable semiannually on June 1 and December 1 of each year (each, an "Interest Payment Date"), commencing on the first such date following the original issuance date of the New Notes. The New Notes will mature on June 1, 2005. The New Notes are not entitled to any sinking fund and are not redeemable prior to maturity.

                                                      --------------------------
                                                   (CONTINUED ON FOLLOWING PAGE)

                            ------------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
    SECURITIES  AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION
     PASSED UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

               The date of this Prospectus is             , 1995.

    The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters,
(b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

    Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts, as a result of market-making activities or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 90 days after the Expiration Date (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Resales of New Notes."

    In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 90-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

    The New Notes will be a new issue of securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they each currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company currently does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

    Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders (other than to the Initial Purchasers under certain limited circumstances) to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Summary -- Certain Consequences of a Failure to Exchange Old Notes."

    THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

    Old  Notes may be tendered  for exchange on or prior  to 5:00 p.m., New York
City time, on                ,  1995 (such time on  such date being  hereinafter
called the "Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain events and conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered in whole or in part in a principal amount of $1,000 and integral multiples thereof, provided that if any Old Note is tendered for exchange in part, the untendered principal amount thereof must be $250,000 or any integral multiple of $1,000 in excess thereof. The Company has agreed to pay all expenses of the Exchange Offer. See "The Exchange Offer -- Fees and Expenses". Each New Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such New Note or, if no such interest has been paid or duly provided for on such Old Note, from June 1, 1995. Holders of the Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes prior to the original issue date of the New Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after June 1, 1995.

    This  Prospectus, together with the Letter  of Transmittal, is being sent to
all registered holders of Old Notes as of             , 1995.

    The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York City (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of these materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

    This Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits and schedules filed therewith for further information with respect to the Company and the New Notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the Registration Statement or otherwise filed by the Company with the Commission and each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the Commission at the addresses described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed with the Commission by the Company pursuant to the Exchange Act are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; and (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the Exchange Offer for the New Notes shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

    The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any and all of the documents incorporated by reference other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written or telephone requests should be directed to: Consolidated Freightways, Inc., Office of the Corporate Secretary, at 3240 Hillview Avenue, Palo Alto, California 94304 (telephone (415) 494-2900).

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND IS SUBJECT TO, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED OR UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO THE COMPANY INCLUDE CONSOLIDATED FREIGHTWAYS, INC. AND ITS SUBSIDIARIES.

                                  THE COMPANY

    Consolidated Freightways, Inc. (the "Company") is a holding company which participates through subsidiaries in various forms of nationwide and regional trucking services, truckload and intermodal rail services, domestic and international air cargo delivery services, contract logistics and related transportation activities. These operations are organized into three primary business groups: nationwide, full-service trucking (CF MotorFreight); regional trucking and full-service truckload services (Con-Way); and air freight (Emery Worldwide).

CF MOTORFREIGHT

    CF MotorFreight provides general freight services nationwide and in Canada and, on a limited basis, in Mexico, the Caribbean area, Central and South America, Europe and the Pacific Rim. Operations consist of an extensive transportation network moving freight that typically consists of shipments of manufactured or non-perishable processed products having relatively high value and requiring expedited service. The primary business of CF MotorFreight is transporting freight that is less-than-truckload ("LTL"), an industry designation for shipments weighing less than 10,000 pounds. Based on its 1994 revenues of $2,094.1 million, CF MotorFreight is one of the nation's largest LTL motor carriers.

CON-WAY TRANSPORTATION SERVICES

    Con-Way includes three business units that provide regional LTL freight trucking and one business unit that provides full-service truckload freight delivery utilizing over-the-road and intermodal rail resources for transcontinental, inter-regional and regional transportation. Con-Way also provides local and interstate container drayage and freight assembly and distribution services. Con-Way's 1994 revenues were $1,018.5 million.

EMERY WORLDWIDE

    Emery Worldwide provides commercial door-to-door delivery for same-day, next-day, second-day and deferred shipments in North America through a dedicated aircraft and ground fleet. Internationally, with offices and agents in 89 countries, Emery Worldwide operates primarily as a freight forwarder. Emery Worldwide is focused primarily on heavy air freight. Emery Worldwide was formed when the Company purchased Emery Air Freight Corporation in April 1989 and merged it with the Company's existing air freight operation. Emery Worldwide's 1994 revenues were $1,567.9 million.

    The Company was incorporated in Delaware in 1958 as a successor to a business originally established in 1929. The Company's principal executive office is located at 3240 Hillview Avenue, Palo Alto, California 94304 (telephone (415) 494-2900).

                               THE EXCHANGE OFFER

The Exchange Offer................  Up to  $100,000,000 aggregate  principal amount  of  New
                                    Notes are being offered in exchange for a like aggregate
                                    principal amount of Old Notes. Old Notes may be tendered
                                    for  exchange in whole or in  part in a principal amount
                                    of $1,000 and integral multiples thereof, provided  that
                                    if  any Old Note  is tendered for  exchange in part, the
                                    untendered principal amount thereof must be $250,000  or
                                    any  integral multiple of $1,000  in excess thereof. The
                                    Company is making the Exchange Offer in order to satisfy
                                    its obligations under the Registration Rights  Agreement
                                    relating  to  the Old  Notes. For  a description  of the
                                    procedures for tendering  Old Notes,  see "The  Exchange
                                    Offer -- Procedures for Tendering Old Notes."

Expiration Date...................  5:00 p.m., New York City time, on           , 1995 (such
                                    time   on  such   date  being   hereinafter  called  the
                                    "Expiration Date") unless the Exchange Offer is extended
                                    by the Company (in which case the term "Expiration Date"
                                    shall mean  the  latest  date  and  time  to  which  the
                                    Exchange  Offer is extended). See "The Exchange Offer --
                                    Expiration Date; Extensions; Amendments."

Certain Conditions to the Exchange
 Offer............................  The Exchange Offer is subject to certain conditions. The
                                    Company reserves  the right  in  its sole  and  absolute
                                    discretion,  subject to applicable law,  at any time and
                                    from time to time,  (i) to delay  the acceptance of  the
                                    Old  Notes for exchange, (ii)  to terminate the Exchange
                                    Offer if  certain  specified conditions  have  not  been
                                    satisfied,  (iii) to  extend the Expiration  Date of the
                                    Exchange  Offer  and  retain  all  Old  Notes   tendered
                                    pursuant to the Exchange Offer, subject, however, to the
                                    right of holders of Old Notes to withdraw their tendered
                                    Old  Notes, or (iv) to  waive any condition or otherwise
                                    amend the terms  of the Exchange  Offer in any  respect.
                                    See  "The Exchange Offer -- Expiration Date; Extensions;
                                    Amendments" and "-- Certain  Conditions to the  Exchange
                                    Offer."

Withdrawal Rights.................  Tenders  of Old Notes may be withdrawn at any time on or prior to  the Expiration  Date by  delivering a  written
                                    notice  of  such  withdrawal to  the  Exchange  Agent in
                                    conformity with certain procedures set forth below under
                                    "The Exchange Offer -- Withdrawal Rights."

Procedures for Tendering Old
 Notes............................  Tendering holders of Old Notes must complete and sign  a
                                    Letter   of   Transmittal   in   accordance   with   the
                                    instructions contained therein and  forward the same  by
                                    mail,  facsimile  or  hand delivery,  together  with any
                                    other required documents, to the Exchange Agent,  either
                                    with  the Old Notes to be tendered or in compliance with
                                    the specified procedures for guaranteed delivery of  Old
                                    Notes. Certain brokers, dealers, commercial banks, trust
                                    companies  and other nominees may also effect tenders by
                                    book-entry transfer. Holders of Old Notes registered  in
                                    the  name of  a broker,  dealer, commercial  bank, trust
                                    company or  other  nominee  are urged  to  contact  such
                                    person  promptly  if  they  wish  to  tender  Old  Notes
                                    pursuant   to    the    Exchange   Offer.    See    "The

                                    Exchange  Offer -- Procedures  for Tendering Old Notes."
                                    Letters of Transmittal and certificates representing Old
                                    Notes should not be sent to the Company. Such  documents
                                    should  only be  sent to  the Exchange  Agent. Questions
                                    regarding how  to tender  and requests  for  information
                                    should  be  directed  to the  Exchange  Agent.  See "The
                                    Exchange Offer -- Exchange Agent."

Resales of New Notes..............  The Company is making the Exchange Offer in reliance  on the position of the staff of the Division of Corporation
                                    Finance  of  the  Commission  as  set  forth  in certain
                                    interpretive letters addressed to third parties in other
                                    transactions. However, the  Company has  not sought  its
                                    own  interpretive letter  and there can  be no assurance
                                    that the staff of the Division of Corporation Finance of
                                    the Commission would make  a similar determination  with
                                    respect  to  the  Exchange  Offer  as  it  has  in  such
                                    interpretive letters to  third parties.  Based on  these
                                    interpretations   by  the  staff   of  the  Division  of
                                    Corporation Finance, and subject to the two  immediately
                                    following sentences, the Company believes that New Notes
                                    issued  pursuant to this Exchange  Offer in exchange for
                                    Old  Notes  may  be  offered  for  resale,  resold   and
                                    otherwise  transferred by a holder thereof (other than a
                                    holder  who   is   a  broker-dealer)   without   further
                                    compliance with the registration and prospectus delivery
                                    requirements  of the Securities  Act, provided that such
                                    New Notes are  acquired in the  ordinary course of  such
                                    holder's   business   and  that   such  holder   is  not
                                    participating, and has  no arrangement or  understanding
                                    with  any  person  to  participate,  in  a  distribution
                                    (within the meaning of the  Securities Act) of such  New
                                    Notes.  However,  any  holder  of Old  Notes  who  is an
                                    "affiliate" of the Company or who intends to participate
                                    in the Exchange  Offer for the  purpose of  distributing
                                    the  New Notes,  or any broker-dealer  who purchased the
                                    Old Notes from  the Company to  resell pursuant to  Rule
                                    144A   or  any  other   available  exemption  under  the
                                    Securities Act,  (a) will  not be  able to  rely on  the
                                    interpretations   of  the  staff   of  the  Division  of
                                    Corporation Finance of the  Commission set forth in  the
                                    above-mentioned  interpretive letters,  (b) will  not be
                                    permitted or entitled  to tender such  Old Notes in  the
                                    Exchange Offer and (c) must comply with the registration
                                    and  prospectus delivery requirements  of the Securities
                                    Act in connection  with any  sale or  other transfer  of
                                    such  Old Notes unless such sale  is made pursuant to an
                                    exemption  from  such  requirements.  In  addition,   as
                                    described  below, if  any broker-dealer  holds Old Notes
                                    acquired  for   its  own   account   as  a   result   of
                                    market-making  or other trading activities and exchanges
                                    such Old Notes  for New Notes,  then such  broker-dealer
                                    must  deliver a  prospectus meeting  the requirements of
                                    the Securities  Act in  connection with  any resales  of
                                    such New Notes.

                                    Each  holder  of Old  Notes who  wishes to  exchange Old
                                    Notes for  New  Notes  in the  Exchange  Offer  will  be
                                    required  to represent that (i) it is not an "affiliate"
                                    of the Company, (ii) any New Notes to be received by  it
                                    are  being  acquired  in  the  ordinary  course  of  its
                                    business, (iii) it has  no arrangement or  understanding
                                    with any person to participate in a distribution (within
                                    the  meaning of the  Securities Act) of  such New Notes,
                                    and (iv) if such holder is not a

                                    broker-dealer, such holder is  not engaged in, and  does
                                    not  intend  to engage  in,  a distribution  (within the
                                    meaning of the Securities Act)  of such New Notes.  Each
                                    broker-dealer  that  receives  New  Notes  for  its  own
                                    account pursuant to the Exchange Offer must  acknowledge
                                    that  it acquired the  Old Notes for  its own account as
                                    the result of market-making activities or other  trading
                                    activities  and  must  agree  that  it  will  deliver  a
                                    prospectus meeting  the requirements  of the  Securities
                                    Act in connection with any resale of such New Notes. The
                                    Letter  of Transmittal  states that  by so acknowledging
                                    and by delivering a prospectus, a broker-dealer will not
                                    be deemed to  admit that it  is an "underwriter"  within
                                    the meaning of the Securities Act. Based on the position
                                    taken  by  the  staff  of  the  Division  of Corporation
                                    Finance of the  Commission in  the interpretive  letters
                                    referred   to   above,   the   Company   believes   that
                                    broker-dealers who  acquired  Old Notes  for  their  own
                                    accounts  as  a  result of  market-making  activities or
                                    other trading activities ("Participating
                                    Broker-Dealers") may fulfill  their prospectus  delivery
                                    requirements with respect to the New Notes received upon
                                    exchange  of such Old Notes  (other than Old Notes which
                                    represent an unsold allotment from the original sale  of
                                    the   Old   Notes)   with  a   prospectus   meeting  the
                                    requirements of  the Securities  Act, which  may be  the
                                    prospectus  prepared for an exchange offer so long as it
                                    contains a description of the plan of distribution  with
                                    respect  to the  resale of such  New Notes. Accordingly,
                                    this Prospectus, as  it may be  amended or  supplemented
                                    from  time  to  time,  may be  used  by  a Participating
                                    Broker-Dealer in connection  with resales  of New  Notes
                                    received  in exchange for Old Notes where such Old Notes
                                    were acquired  by such  Participating Broker-Dealer  for
                                    its  own account as  a result of  market-making or other
                                    trading activities.  Subject to  certain provisions  set
                                    forth  in the  Registration Rights Agreement  and to the
                                    limitations described below under "The Exchange Offer --
                                    Resale of New Notes", the  Company has agreed that  this
                                    Prospectus,  as it  may be amended  or supplemented from
                                    time  to   time,  may   be  used   by  a   Participating
                                    Broker-Dealer  in  connection with  resales of  such New
                                    Notes for a period ending  90 days after the  Expiration
                                    Date   (subject  to  extension   under  certain  limited
                                    circumstances) or, if earlier,  when all such New  Notes
                                    have    been   disposed   of   by   such   Participating
                                    Broker-Dealer.   See   "Plan   of   Distribution."   Any
                                    Participating Broker-Dealer who is an "affiliate" of the
                                    Company  may not  rely on such  interpretive letters and
                                    must  comply  with   the  registration  and   prospectus
                                    delivery   requirements   of  the   Securities   Act  in
                                    connection  with  any   resale  transaction.  See   "The
                                    Exchange Offer -- Resales of New Notes."

Exchange Agent....................  The exchange agent with respect to the Exchange Offer is
                                    Bank  One,  Columbus,  NA  (the  "Exchange  Agent"). The
                                    addresses, and telephone  and facsimile  numbers of  the
                                    Exchange  Agent are set forth  in "The Exchange Offer --
                                    Exchange Agent" and in the Letter of Transmittal.

Use of Proceeds...................  The Company will not receive any cash proceeds from  the issuance  of the New  Notes offered hereby.  See "Use of
                                    Proceeds."

Certain United States Federal
 Income Tax Considerations........  Holders of Old Notes  should review the information  set forth under "-- Certain United States Federal Income Tax
                                    Considerations"  prior  to  tendering Old  Notes  in the
                                    Exchange Offer.

                                       THE NEW NOTES

Securities Offered................  Up to  $100,000,000 aggregate  principal amount  of  the
                                    Company's   7.35%  Notes   due  2005   which  have  been
                                    registered under the Securities Act.
                                    The New  Notes will  be issued  and the  Old Notes  were
                                    issued  under an  Indenture dated  as of  August 1, 1989
                                    (the "Indenture")  between  the Company  and  Bank  One,
                                    Columbus,  NA, as successor trustee (the "Trustee"). The
                                    New Notes  and any  Old Notes  which remain  outstanding
                                    after consummation of the Exchange Offer will constitute
                                    a  single series of debt  securities under the Indenture
                                    and, accordingly, will vote  together as a single  class
                                    for  purposes  of  determining  whether  holders  of the
                                    requisite percentage  in  outstanding  principal  amount
                                    thereof  have taken certain actions or exercised certain
                                    rights under the Indenture. See "Description of the  New
                                    Notes -- General."
                                    The terms of the New Notes are identical in all material
                                    respects  to the terms of the Old Notes, except that (i)
                                    the New Notes have been registered under the  Securities
                                    Act   and   therefore   are  not   subject   to  certain
                                    restrictions on transfer applicable to the Old Notes and
                                    will not  be entitled  to registration  rights or  other
                                    rights under the Registration Rights Agreement, (ii) the
                                    New  Notes  are  issuable  in  minimum  denominations of
                                    $1,000 compared to minimum denominations of $250,000 for
                                    the Old Notes and (iii)  the New Notes will not  provide
                                    for  any increase in the interest rate thereon. See "The
                                    Exchange  Offer  --  Purpose  of  the  Exchange  Offer,"
                                    "Description  of the New Notes"  and "Description of the
                                    Old Notes."

Maturity Date.....................  June 1, 2005.

Interest Payment Dates............  June 1 and December  1 of each  year, commencing on  the first  such date following the  original issuance of the
                                    New Notes.

Denominations.....................  The New Notes will be issued in minimum denominations of
                                    $1,000  and  integral  multiples  of  $1,000  in  excess
                                    thereof.

Redemption........................  The New Notes may not be redeemed prior to maturity.

Sinking fund......................  None.

Ranking...........................  The  New Notes will  constitute unsecured unsubordinated indebtedness of  the Company  and will  rank PARI  PASSU
                                    with all other unsecured and unsubordinated indebtedness
                                    of  the Company for borrowed  money. Because the Company
                                    is a holding company, the New Notes will be  effectively
                                    subordinated

                                    to all existing and future indebtedness, trade payables,
                                    guarantees,  lease  obligations  and  letter  of  credit
                                    obligations of the Company's  subsidiaries. As of  March
                                    31,  1995, the Company's  subsidiaries had approximately
                                    $133 million of outstanding indebtedness and obligations
                                    under capital leases  and approximately  $88 million  of
                                    outstanding  undrawn  letters  of  credit.  In addition,
                                    certain subsidiaries are guarantors under the  Company's
                                    $300   million   bank  credit   facility   (the  "Credit
                                    Agreement").  At  December   31,  1994,  the   Company's
                                    subsidiaries  were  subject to  long-term non-cancelable
                                    operating leases requiring future minimum lease payments
                                    of approximately $501 million. See "Capitalization"  and
                                    "Description  of  the  New  Notes  --  Ranking;  Holding
                                    Company Structure."

Absence of Market for the New
 Notes............................  The New  Notes will  be a  new issue  of securities  for which  there  currently is  no market.  Although Merrill
                                    Lynch &  Co.,  Merrill  Lynch, Pierce,  Fenner  &  Smith
                                    Incorporated,   Goldman,  Sachs   &  Co.,   J.P.  Morgan
                                    Securities Inc., and Salomon  Brothers Inc, the  initial
                                    purchasers  of the Old Notes (the "Initial Purchasers"),
                                    have informed  the  Company  that  they  each  currently
                                    intend  to make a market in  the New Notes, they are not
                                    obligated to do so,  and any such  market making may  be
                                    discontinued  at any  time without  notice. Accordingly,
                                    there can  be  no assurance  as  to the  development  or
                                    liquidity  of any market for  the New Notes. The Company
                                    currently does not  intend to apply  for listing of  the
                                    New  Notes on  any securities exchange  or for quotation
                                    through the National  Association of Securities  Dealers
                                    Automated Quotation System.

FOR FURTHER INFORMATION REGARDING THE NEW NOTES, SEE "DESCRIPTION OF THE NEW NOTES."

            CERTAIN CONSEQUENCES OF A FAILURE TO EXCHANGE OLD NOTES

    The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions, including the Company's and the Trustee's right in certain cases to require the delivery of opinions of counsel, certifications and other information prior to any such transfer. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions applicable solely to the Initial Purchasers). The Company currently does not intend to register under the Securities Act any Old Notes which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable).

    To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. In addition, although the Old Notes are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages ("PORTAL") market, to the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Old Notes which remain outstanding after the Exchange Offer could be adversely affected.

    The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will constitute a single series of debt securities under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of the New Notes -- General."

    The Old Notes provide that, if the Exchange Offer is not consummated by October 29, 1995, the interest rate borne by the Old Notes will increase by 0.25% per annum following October 29, 1995 until the Exchange Offer is consummated. See "Description of the Old Notes." Following consummation of the Exchange Offer, the Old Notes will not be entitled to any increase in the interest rate thereon. The New Notes will not be entitled to any such increase in the interest rate thereon.

                                USE OF PROCEEDS

    The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes in exchange for Old Notes as described in this Prospectus, the Company will receive Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled. Accordingly, the issuance of the New Notes will not result in any change in the indebtedness of the Company.

    The net proceeds to the Company from the sale of the Old Notes was approximately $98,890,000. The Company has used a portion of the net proceeds from the issuance of the Old Notes to repay short-term borrowings and intends to use the remainder for other general corporate purposes, including capital expenditures. Pending such application, such proceeds may be invested in short-term investments. At March 31, 1995, the Company had $55 million of outstanding short-term borrowings which were incurred for capital expenditures and other general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth (i) the current maturities of long-term debt and capital leases and short-term borrowings of the Company as of March 31, 1995 and as adjusted to reflect the application of a portion of the estimated net proceeds from the sale of the Old Notes to repay short-term borrowings, and (ii) the consolidated capitalization of the Company as of March 31, 1995 and as adjusted to reflect the sale of the Old Notes.

                                                                                                             AS OF MARCH 31, 1995
                                                                                                            -----------------------
                                                                                                              ACTUAL    AS ADJUSTED
                                                                                                            ----------  -----------
                                                                                                                (IN THOUSANDS)
                                                                                                                  (UNAUDITED)
SHORT-TERM DEBT
  Current maturities of long-term debt and capital leases.................................................  $    2,174   $   2,174
  Short-term borrowings (1)...............................................................................      55,000          --
                                                                                                            ----------  -----------
      Total Short-Term Debt...............................................................................  $   57,174   $   2,174
                                                                                                            ----------  -----------
                                                                                                            ----------  -----------
LONG-TERM DEBT AND CAPITAL LEASES (NET OF CURRENT MATURITIES)
  9 1/8% Notes due 1999...................................................................................  $  117,705   $ 117,705
  Industrial Revenue Bonds due through 2014...............................................................      19,900      19,900
  7.35% Notes due 2005....................................................................................          --     100,000
  Guaranteed TASP Notes due through 2009 (2)..............................................................     149,000     149,000
  Obligations under capital leases........................................................................     111,010     111,010
  Other debt..............................................................................................          74          74
                                                                                                            ----------  -----------
      Total Long-Term Debt (3)............................................................................     397,689     497,689
                                                                                                            ----------  -----------
SHAREHOLDERS' EQUITY
  Preferred Stock, no par value; authorized 5,000,000 shares:
    Series A, designated 600,000 shares; none issued......................................................          --          --
    Series B, 8.5% cumulative, convertible, $.01 stated value; designated 1,100,000 shares; issued 961,032
     shares...............................................................................................          10          10
  Additional paid-in capital, preferred stock.............................................................     146,163     146,163
  Deferred Thrift and Stock Plan compensation.............................................................    (119,167)   (119,167)
                                                                                                            ----------  -----------
      Total Preferred Shareholders' Equity................................................................      27,006      27,006
                                                                                                            ----------  -----------
  Common Stock, $.625 par value; authorized 100,000,000 shares; issued 50,892,217 shares..................      31,808      31,808
  Additional paid-in capital, common stock................................................................     230,229     230,229
  Cumulative translation adjustment.......................................................................       2,672       2,672
  Retained earnings.......................................................................................     594,726     594,726
  Cost of repurchased common stock (7,589,934 shares).....................................................    (187,139)   (187,139)
                                                                                                            ----------  -----------
      Total Common Shareholders' Equity...................................................................     672,296     672,296
                                                                                                            ----------  -----------
      Total Shareholders' Equity..........................................................................     699,302     699,302
                                                                                                            ----------  -----------
      Total Capitalization................................................................................  $1,096,991   $1,196,991
                                                                                                            ----------  -----------
                                                                                                            ----------  -----------

- ------------------------------
(1) Short-term borrowings consist of borrowings outstanding under the Company's $300 million Credit Agreement.
(2) These notes (the "TASP Notes") were issued by the Company's Thrift and Stock Plan and are guaranteed by the Company. See "Description of the Notes -- Certain Covenants of the Company."
(3) In addition to the amounts reflected in the above table, at March 31, 1995 the Company had $110.1 million of letters of credit outstanding under the Credit Agreement, $70.4 million of letters of credit outstanding and secured by Emery Worldwide receivables under the $100 million Emery Worldwide receivables sales facility, and $40.4 million of letters of credit outstanding under several unsecured letter of credit facilities. At that date, no drawings were outstanding under these letters of credit.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected consolidated financial data for the Company and its subsidiaries as of and for the three months ended March 31, 1994 and 1995 and as of and for the five years ended December 31, 1994. The selected consolidated financial data (other than the ratio of earnings to fixed charges set forth below) as of and for the five years ended December 31, 1994 has been derived from the Company's audited consolidated financial statements. The selected consolidated financial data (other than the ratio of earnings to fixed charges set forth below) as of and for the three months ended March 31, 1994 and 1995 has been derived from the Company's unaudited consolidated financial statements. In the opinion of management, such unaudited consolidated financial statements include all normal recurring adjustments necessary to present fairly the information required to be set forth therein. Operating results for the three months ended March 31, 1995 are not necessarily indicative of the results to be expected for the year ending December 31, 1995. The following data should be read in conjunction with the Company's consolidated financial statements and notes thereto incorporated by reference herein. See "Available Information."

                                        THREE MONTHS
                                       ENDED MARCH 31,                             YEAR ENDED DECEMBER 31,
                                -----------------------------   -------------------------------------------------------------
                                    1995            1994            1994            1993            1992            1991
                                -------------   -------------   -------------   -------------   -------------   -------------
                                         (UNAUDITED)               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  REVENUES
    CF MotorFreight...........  $  608,425      $  532,383      $2,094,081      $2,112,237      $2,184,190      $2,142,603
    Con-Way...................     274,890         230,408       1,018,544         818,301         724,195         639,443
    Emery Worldwide...........     412,772         340,430       1,567,854       1,261,273       1,147,204       1,300,211
                                -------------   -------------   -------------   -------------   -------------   -------------
      Total...................  $1,296,087      $1,103,221      $4,680,479      $4,191,811      $4,055,589      $4,082,257
                                -------------   -------------   -------------   -------------   -------------   -------------
                                -------------   -------------   -------------   -------------   -------------   -------------
  OPERATING INCOME (LOSS)
    CF MotorFreight...........  $   10,123      $    3,913      $  (46,602)     $   31,712      $   27,485(1)   $   51,991
    Con-Way...................      28,848          20,924         111,220          71,854          53,747          33,318
    Emery Worldwide...........      13,062          10,647          77,616          16,591         (32,651)        (83,573)
                                -------------   -------------   -------------   -------------   -------------   -------------
      Total...................  $   52,033      $   35,484      $  142,234      $  120,157      $   48,581      $    1,736
                                -------------   -------------   -------------   -------------   -------------   -------------
                                -------------   -------------   -------------   -------------   -------------   -------------
  Depreciation and
   amortization...............  $   35,310      $   36,749      $  145,765      $  146,297      $  166,917      $  168,527
  Investment income...........         125             515           2,205           5,586           5,041          10,558
  Interest expense............       7,201           6,876          27,945          30,333          38,893          46,703
  Net income (loss)...........      24,166          15,256          54,773(3)       50,574         (81,075)(4)     (40,421)
  Preferred stock dividends...       4,324           4,734          19,063          18,967          16,653          12,691
  Net income (loss) applicable
   to common shareholders.....      19,842          10,522          35,710(3)       31,607         (97,728)(4)     (53,112)
  Ratio of earnings to fixed
   charges(5).................         2.5x            2.0x            1.9x            1.8x            0.8x(6)         0.5x(6)

BALANCE SHEET DATA AT END OF
 PERIOD:
  Net working capital.........  $   63,601      $   80,069      $   86,297      $   56,931      $  152,309      $  141,008
  Cost in excess of net assets
   of businesses acquired,
   net........................     319,585         351,463         322,169         354,076         363,710         373,881
  Property, plant and
   equipment, net.............     972,474         913,230         944,592         910,444         886,834         896,922
  Total assets................   2,558,865       2,335,031       2,472,723       2,316,350       2,293,067       2,285,466
  Long-term indebtedness
   (7)........................     397,689         408,199         397,857         408,409         505,320         646,655
  Shareholders' equity........     699,302         640,351         673,629         623,375         579,161         547,083


                                    1990
                                -------------

STATEMENT OF OPERATIONS DATA:
  REVENUES
    CF MotorFreight...........  $2,185,271
    Con-Way...................     638,098
    Emery Worldwide...........   1,385,158
                                -------------
      Total...................  $4,208,527
                                -------------
                                -------------
  OPERATING INCOME (LOSS)
    CF MotorFreight...........  $  108,462
    Con-Way...................      25,547(2)
    Emery Worldwide...........    (127,965)
                                -------------
      Total...................  $    6,044
                                -------------
                                -------------
  Depreciation and
   amortization...............  $  170,757
  Investment income...........       2,531
  Interest expense............      40,178
  Net income (loss)...........     (27,981)
  Preferred stock dividends...      12,746
  Net income (loss) applicable
   to common shareholders.....     (40,727)
  Ratio of earnings to fixed
   charges(5).................         0.6x(6)
BALANCE SHEET DATA AT END OF
 PERIOD:
  Net working capital.........  $  125,161
  Cost in excess of net assets
   of businesses acquired,
   net........................     384,179
  Property, plant and
   equipment, net.............     953,504
  Total assets................   2,412,003
  Long-term indebtedness
   (7)........................     673,611
  Shareholders' equity........     581,979

- ------------------------------
(1) Includes special charges of $17.3 million related to CF MotorFreight and the write-off of Canadian operating authorities.
(2)  Includes one-time subsidiary closure costs of $11.3 million.
(3) Includes $5.5 million extraordinary charge, net of related tax benefits, for the write-off of intrastate operating rights.
(4) Includes $70 million cumulative effect of change in method of accounting for post retirement benefits and $7.4 million extraordinary charge from early retirement of debt, net of income tax benefits. Also included are special charges of $11.6 million and $6.5 million of charges for the write-down of properties held for sale and certain other intangibles, net of income tax benefits.
(5) The ratio of earnings to fixed charges is unaudited for all periods presented. The ratio of earnings to fixed charges was derived by dividing earnings before fixed charges and income taxes by fixed charges. For this purpose, "earnings" represents income before consolidated income taxes and fixed charges (excluding capitalized interest and dividends on all of the Company's preferred stock). "Fixed charges" represents interest on capital leases and short-term and long-term debt, capitalized interest, dividends on shares of the Series B Cumulative Convertible Preferred Stock used to pay debt service on notes issued by the Company's Thrift and Stock Plan (the "TASP") (see "Capitalization"), and the applicable portion of the consolidated rent expense which approximates the interest portion of lease payments. All of the outstanding shares of such Series B Cumulative Convertible Preferred Stock are held by the TASP.
(6) Earnings were inadequate to cover fixed charges for the periods shown; the deficiency was $23.9 million, $57.7 million and $47.9 million for the years ended December 31, 1992, 1991 and 1990, respectively.
(7) Long-term indebtedness includes capital lease obligations and notes issued by the TASP which are guaranteed by the Company. See "Capitalization."

                            BUSINESS OF THE COMPANY

    Consolidated Freightways, Inc. is a holding company which participates through subsidiaries in various forms of nationwide and regional trucking services, truckload and intermodal rail services, domestic and international air cargo delivery services, contract logistics and related transportation activities. These operations are organized into three primary business groups: nationwide, full-service trucking (CF MotorFreight); regional trucking and full-service truckload services (Con-Way); and air freight (Emery Worldwide).

CF MOTORFREIGHT

    CF MotorFreight provides general freight services nationwide and in Canada and, on a limited basis, in Mexico, the Caribbean area, Central and South America, Europe and the Pacific Rim. General freight consists typically of shipments of manufactured or non-perishable processed products of relatively high value and requiring expedited service, compared to the bulk raw materials characteristically transported by railroads, pipelines and water carriers. The primary business of CF MotorFreight is transporting freight that is less-than-truckload ("LTL"), an industry designation for shipment weighing less than 10,000 pounds. Based on its 1994 revenues of $2,094.1 million, CF MotorFreight is one of the nation's largest LTL motor carriers.

    As a large carrier of LTL general freight, CF MotorFreight has pick-up and delivery fleets in each area served, in addition to a fleet of intercity tractors and trailers. It has a network of 437 U.S. and Canadian freight-terminals, metro centers and regional consolidation centers. The metro centers reduce freight handling by allowing more direct city to city service, thereby improving productivity. CF MotorFreight operations are supported by a sophisticated data processing system for the control and management of the business.

    Industry trends towards regionalization and new competitors entering the small shipment segment of the business have led to increased competition and consequent pricing pressure. The Company believes that these competitive pressures will be offset, in part, by various CF MotorFreight initiatives. In that regard, CF MotorFreight began to implement changes to its operations in the fourth quarter of 1994 which are intended, among other things, to take advantage of flexibilities achieved through a new labor agreement entered into in 1994 with the International Brotherhood of Teamsters (the "IBT"). The agreement, which expires in 1998, allows the Company to (i) increase its use of lower-cost rail on long-haul segments, (ii) utilize part-time employees to supplement the regular work force rather than providing overtime for unionized employees, and
(iii) pay new hires 75% of the standard wage for an initial employment period. Contract flexibilities are also expected to allow the Company to restructure its transportation network to reduce freight handling and total miles driven. These changes are expected to be implemented throughout 1995 and thereafter. CF MotorFreight also believes that the trend towards certain customers limiting themselves to a core group of carriers plays to the strengths of CF MotorFreight's national network and integrated information services.

    CF MotorFreight had approximately 20,700 employees at December 31, 1994, at which time approximately 85% of its domestic employees were represented by labor unions, primarily the IBT. The Company's results of operations for 1994 were adversely affected by a 24-day strike by the IBT in April 1994. In connection with the settlement of the strike, CF MotorFreight and the IBT entered into the new labor agreement described above.

    CF MotorFreight's 1994 revenues of $2,094.1 million were 0.9% less than 1993 revenues of $2,112.2 million. Due in large part to losses incurred during the April 1994 strike and the subsequent recovery period, CF MotorFreight experienced a 1994 operating loss of $46.6 million, compared to 1993 operating income of $31.7 million. For the first quarter of 1995, CF MotorFreight had operating income of $10.1 million on revenues of $608.4 million, compared to $3.9 million of operating income on revenues of $532.4 million during the comparable period in 1994. CF MotorFreight's first quarter 1995 results reflect benefits from a rate increase announced in January 1995 and programs intended to improve its revenues and operational efficiencies. Also contributing to first quarter 1995 results was increased operating income from CF MotorFreight's non-carrier operations compared to the first quarter of 1994. However, with growth in the economy beginning to slow, CF MotorFreight is experiencing increased rate discounting and intensified competition. A 3.3% wage and benefit increase for contractual labor went into effect on April 1, 1995. To offset, in part, the impact of rate discounting and this wage and benefit increase, CF MotorFreight intends to initiate additional changes to operations designed to reduce freight handling and transit times.

    The CF MotorFreight business group also includes three non-carrier operating units. Menlo Logistics Inc., founded in 1990, provides customized single-source logistics solutions for manufacturing, industrial and retail businesses. These services include carrier management, dedicated fleet and warehouse operations, just-in-time delivery programs, customer order processing and freight bill payment and auditing. Road Systems, Inc. primarily manufactures trailers for sale to other business units within the Company. VantageParts (formerly known as Willamette Sales Co.) serves as a distributor of heavy-duty truck, marine and construction equipment parts and generates a substantial portion of its revenues from sales within the Company.

CON-WAY

    Con-Way includes three business units that provide regional LTL freight trucking and one business unit that provides full-service truckload freight delivery utilizing over-the-road and intermodal rail resources for transcontinental, inter-regional and regional transportation. Con-Way also provides local and interstate container drayage and freight assembly and distribution services. At December 31, 1994, Con-Way had approximately 10,000 employees, none of whom were unionized.

    Three of Con-Way's business units are regional motor carriers, each of which operates dedicated regional trucking networks principally serving core geographic territories with next-day and second-day service. The regional carriers serve manufacturing, industrial, commercial and retail business-to-business customers with a fleet in excess of 16,700 trucks, tractors and trailers. For 1994, more than two-thirds of the shipments made by these three regional carriers were next-day shipments.

    Con-Way Western Express ("CWX") operates in 13 western states and also serves Canada and Mexico. In 1994, CWX expanded operations to include Utah and Colorado. At December 31, 1994, CWX operated 74 service centers. In January 1995, CWX expanded operations into Oregon, Washington, Idaho and Vancouver, British Columbia, opening 22 new service centers in the Pacific Northwest.

    Con-Way Central Express ("CCX") serves 23 states of the central and northeast U.S. and Ontario, Canada. CCX expanded into the New England states in 1994 and, at December 31, 1994, operated 187 service centers. In February 1995, CCX expanded into New Jersey and began providing service for metropolitan New York City.

    Con-Way Southern Express ("CSE") serves a 14-state southern market from Texas to the Carolinas and Florida, and also serves Puerto Rico and Mexico. CSE operated 92 service centers at December 31, 1994. CSE was formed in December 1994 when, in order to improve operating efficiencies, Con-Way Southern Express, Inc. and Con-Way Southwest Express, Inc. were combined into a single operating unit under the CSE name.

    A service expansion program initiated by Con-Way in 1994 allows each of CWX, CCX and CSE to provide next-day and second-day freight delivery between their principal geographic regions. The program generates additional business by allowing each carrier to compete for new traffic and to provide coverage of regional market lanes not individually serviced as part of the carrier's core territory. Business from this initiative is expected to continue to increase as additional lanes are opened.

    Regional carriers currently face increasing competition as national LTL companies extend into regional markets and acquire and combine formerly independent regional carriers into inter-regional groups. Con-Way has pursued a geographic expansion program in recent years and believes that further growth can be anticipated as these new territories are developed. Additionally, new service offerings, extension of next-day and second-day service standards and enhanced inter-regional network capabilities are positioning Con-Way for growth opportunities.

    Con-Way's fourth business unit is Con-Way Truckload Services, Inc. ("CWT"), a full-service, multi-modal truckload company. It provides door-to-door transcontinental movement of truckload shipments by rail container and rail trailer, utilizing nationwide operating alliances with major railroads. It also provides expedited inter-regional and regional over-the-road truckload service with a fleet of Company-owned tractors and trailers. Additionally, CWT provides rail freight forwarding with domestic intermodal marketing services, and local and interstate container drayage.

    Con-Way's 1994 revenues of $1,018.5 million were 24.5% greater than 1993 revenues of $818.3 million. This revenue growth was largely due to a tonnage gain of approximately 21% over 1994, attributable to geographic expansion and growth in existing markets, and also reflects business obtained during the April 1994 strike against unionized LTL carriers. Con-Way's 1994 operating income of $111.2 million increased 54.8% from 1993 operating income of $71.9 million. For the first quarter of 1995, Con-Way had revenues of $274.9 million, a 19.3% increase over first quarter 1994 revenues of $230.4 million, while first quarter 1995 operating income of $28.8 million represented a 37.9% increase over the $20.9 million in operating income for the comparable 1994 period. With weaker economic growth expected for the second quarter of 1995, Con-Way is expecting increased pricing pressure, especially in light of deregulation of intrastate traffic. Con-Way expects to counter, at least in part, the weakness in the economy by differentiating the level and type of services it provides customers, including its ability to provide expanded geographic coverage.

EMERY WORLDWIDE

    Emery Worldwide provides commercial door-to-door delivery for same-day, next-day, second-day and deferred shipments in North America through a dedicated aircraft and ground fleet and, as discussed separately below, also provides domestic services to the United States Postal Service ("USPS"). Internationally, with offices and agents in 89 countries, Emery Worldwide operates primarily as a freight forwarder. Emery Worldwide is focused primarily on heavy air freight. Emery Worldwide was formed when the Company purchased Emery Air Freight Corporation in April 1989 and merged it with the Company's existing air freight operation.

    Emery Worldwide provides commercial door-to-door service within North America by using its own airlift system, supplemented with commercial airlines. International services are performed by operating primarily as an air freight forwarder using commercial airlines and, when appropriate, using dedicated lift capacity which is generally comprised of aircraft under contract from third parties. For the first quarter of 1995, approximately 40% of Emery Worldwide's commercial revenues were attributable to international shipments.

    As of December 31, 1994, Emery Worldwide's commercial operations utilized a fleet of 69 aircraft, 42 of which were leased on a long-term basis, 9 of which were owned by the Company and 18 of which were contracted on a short-term basis to supplement nightly volumes and to provide feeder services. At that date, the nightly lift capacity of the aircraft fleet, excluding charters, was approximately 4 million pounds. Emery Worldwide also operated approximately 1,300 trucks, vans and tractors at December 31, 1994.

    Emery Worldwide's hub-and-spoke system is centralized at the Dayton International Airport where a leased air cargo facility (the "Hub") and related support facilities are located. The Hub handles all types of shipments, ranging from small packages to heavyweight cargo, with a total effective sort capacity of approximately 1.2 million pounds per hour. The operation of the Hub in conjunction with Emery Worldwide's airlift system enables Emery Worldwide to maintain a high level of service reliability.

    Through a separate subsidiary, the Company provides nightly cargo airline services under a contract with the USPS to carry Express and Priority Mail, using 23 aircraft, 6 of which are leased on a long-term basis and 17 of which are owned by the Company. The original contract for this operation was awarded to the
Company in 1989 and had been renewed and extended through early January 1994. A new USPS contract was awarded to the Company during 1993 and expires in 2004. In total, the Company recognized approximately $112 million of revenue in 1994 under contracts with the USPS, of which approximately $95 million was realized under the new ten-year USPS contract.

    Emery Worldwide's 1994 revenues of $1,567.9 million were 24.3% greater than 1993 revenues of $1,261.3 million. Emery Worldwide's 1994 operating income of $77.6 million represented an approximately four-fold increase over 1993 operating income of $16.6 million. In addition, since Emery Worldwide's 1990 operating loss of $128.0 million, 1994 marked the fourth consecutive year in which Emery Worldwide's operating income (loss) had improved by more than approximately $45 million over the prior year. For the first quarter of 1995, Emery Worldwide had revenues of $412.8 million, a 21.3% increase over $340.4 million for the first quarter of 1994, while first quarter 1995 operating income of $13.1 million represented a 22.7% increase over $10.6 million of operating income recorded in the first quarter of 1994. Domestic revenues for the first quarter of 1995 increased 8.4% over the comparable quarter of 1994, despite a weakening U.S. economy, particularly in the automotive sector which constitutes a significant customer base for Emery Worldwide. International revenues for the first quarter of 1995 increased 54.7% over the first quarter of 1994, reflecting a continuation of Emery Worldwide's marketing strategy to increase its global market share. Although the Company believes that improvements at its Hub operation, the better utilization of dedicated lift capacity and other operating efficiencies could yield improvements in its results of operations, there can be no assurance in this regard.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed to use its best efforts to file with the Commission a registration statement with respect to the exchange of the Old Notes for debt securities with terms identical in all material respects to the terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and will not be entitled to registration and other rights under the Registration Rights Agreement, (ii) the New Notes are issuable in minimum denominations of $1,000 compared to minimum denominations of $250,000 for the Old Notes, and (iii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide, among other things, that, if the Exchange Offer is not consummated by October 29, 1995, the interest rate borne by the Old Notes following October 29, 1995 will increase by 0.25% per annum until the Exchange Offer is consummated. Upon consummation of the Exchange Offer, Holders of Old Notes will not be entitled to any increase in the rate of interest thereon or any further registration rights under the Registration Rights Agreement, except that the Initial Purchasers may have certain registration rights under limited circumstances. See "Summary -- Certain Consequences of a Failure to Exchange Old Notes" and "Description of the Old Notes."

    The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE

    The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $100,000,000 aggregate principal amount of New Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, an aggregate principal amount of up to $100,000,000 of New Notes in exchange for a like principal amount of outstanding Old Notes tendered and accepted in connection with the Exchange Offer. Holders may tender their Old Notes in whole or in part in a principal amount of $1,000 and integral multiples thereof, provided that if any Old Note is tendered for exchange in part, the untendered principal amount thereof must be $250,000 or any integral multiple of $1,000 in excess thereof.

    The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered. As of the date of this Prospectus $100,000,000 aggregate principal amount of the Old Notes is outstanding.

    Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement, except that the Initial
Purchasers may have certain registration rights under limited circumstances.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

    Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See " -- Fees and Expenses."

    NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term  "Expiration  Date"  means  5:00  p.m.,  New  York  City  time,  on
           , 1995 unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).

    The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "-- Certain Conditions to the Exchange Offer" have occurred or exist or have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes as described under "-- Withdrawal Rights," and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

    Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF NEW NOTES

    Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, New Notes for Old Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "-- Withdrawal Rights") promptly after the Expiration Date.

    In all cases, delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at The Depositary Trust Company ("DTC"), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal.

    The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC.

    Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Old Notes for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Old Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Old Notes, Letters of Transmittal and related documents and transmitting New Notes to validly tendering holders. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever, acceptance for exchange or the exchange of any Old Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Old Notes) or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "-- Withdrawal Rights."

    Pursuant to the Letter of Transmittal, a holder of Old Notes will warrant and agree in the Letter of Transmittal that it has full power and authority to tender, exchange, sell, assign and transfer Old Notes, that the Company will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and the Old Notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Old Notes tendered pursuant to the Exchange Offer.

PROCEDURES FOR TENDERING OLD NOTES

    VALID TENDER. Except as set forth below, in order for Old Notes to be validly tendered pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the Exchange Agent at one of its addresses set forth under "-- Exchange Agent," and either (i) tendered Old Notes must be received by the Exchange Agent, or (ii) such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the Exchange Agent, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

    If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

    THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "-- Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

    DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    SIGNATURE GUARANTEES. Certificates for the Old Notes need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (a) a certificate for the Old Notes is registered in a name other than that of the person surrendering the certificate or (b) such registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a holder desires to tender Old Notes pursuant to the Exchange Offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent on or before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

        (i) such tenders are made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date; and

       (iii) the certificates (or a book-entry confirmation) representing all tendered Old Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.

    Notwithstanding any other provision hereof, the delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of Old Notes, or of a book-entry confirmation with respect to such Old Notes, and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.

    The Company's acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

    DETERMINATION OF VALIDITY. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "-- Certain Conditions to the Exchange Offer" or any condition or irregularity in any tender of Old Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

    The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

    If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

    A beneficial owner of Old Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

RESALES OF NEW NOTES

    The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the
Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

    Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old
Notes for their own accounts as a result of market-making activities or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 90 days after the Expiration Date (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 90-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

WITHDRAWAL RIGHTS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date.

    In order for a withdrawal to be effective a written, telegraphic, telex or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth under "-- Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if certificates for such Old Notes have been tendered) the name of the registered holder of the Old Notes as set forth on the Old Notes, if different from that of the person who tendered such Old Notes. If Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Old Notes, the tendering holder must submit the serial numbers shown on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "-- Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "-- Procedures for Tendering Old Notes."

    All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

INTEREST ON THE NEW NOTES

    Each New Note will bear interest at the rate of 7.35% per annum from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such New Note or, if no interest has been paid or duly provided for on such Old Note, from June 1, 1995. Interest on the New Notes will be payable semiannually on June 1 and December 1 of each year, commencing on the first such date following the original issuance date of the New Notes.

    Holders of Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes prior to the original issue date of the New Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after June 1, 1995.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

        (a) the Exchange Offer, or the making of any exchange by a holder, violates any applicable law or any applicable interpretation of the staff of the Commission;

        (b) any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

        (c) any law, statute, rule or regulation shall have been adopted or enacted which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

        (d) a banking moratorium shall have been declared by United States federal or California or New York state authorities which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

        (e) trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the Commission or any other governmental authority which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer; or

        (f) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose.

    If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, the Company may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

    Bank One, Columbus, NA, has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

            BY MAIL:                    BY OVERNIGHT DELIVERY OR HAND:
- --------------------------------  ------------------------------------------
     Bank One, Columbus, NA                 Bank One, Columbus, NA
     235 West Schrock Road                  235 West Schrock Road
    Columbus, OH 43271-0184                 Westerville, OH 43081
               or                                     or
     Bank One, Columbus, NA                 Bank One, Columbus, NA
c/o First Chicago Trust Company        c/o First Chicago Trust Company
          of New York                            of New York
Attn: Corporate Trust Department       Attn: Corporate Trust Department
         14 Wall Street                         14 Wall Street
      8th Floor, Window 2                    8th Floor, Window 2
       New York, NY 10005                     New York, NY 10005

                  TO CONFIRM BY TELEPHONE OR FOR INFORMATION:
                             (614) 248-4856 (Ohio)
                              (212) 240-8862 (NY)

                            FACSIMILE TRANSMISSIONS:
                             (614) 248-7238 (Ohio)
                              (212) 240-8938 (NY)

Delivery to other than one of the above addresses or facsimile numbers will not constitute a valid delivery.

FEES AND EXPENSES

    The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers.

    Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

    The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

    The Old Notes were issued and the New Notes are to be issued under the Indenture dated as of August 1, 1989 (the "Indenture") between the Company and Bank One, Columbus, NA, as successor trustee (the "Trustee"). The summaries of certain provisions of the Indenture, the Old Notes and the New Notes set forth below and under "Description of the Old Notes" do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indenture and the forms of the certificates evidencing the Old Notes and the New Notes, which documents have been filed or incorporated by reference as exhibits to the Registration Statement and are incorporated herein by reference. See "Available Information." Certain capitalized terms used herein are defined in the Indenture. As used in this "Description of the New Notes," all references to the "Company" shall mean Consolidated Freightways, Inc., excluding, unless the context shall otherwise require, its subsidiaries.

    The Indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more series.

    The Old Notes and the New Notes will constitute a single series of debt securities under the Indenture. If the Exchange Offer is consummated, holders of the Old Notes who do not exchange their Old Notes for New Notes will vote together with the holders of New Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding debt securities of the relevant series. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes which remain outstanding after the Exchange Offer will be aggregated with the New Notes and the holders of such Old Notes and New Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Notes and New Notes then outstanding.

    The New Notes and the Old Notes are sometimes referred to as, collectively, the "Notes" and, individually, a "Note."

    The New Notes will be unsecured and unsubordinated obligations of the Company and will be limited to an aggregate principal amount of $100,000,000. Each New Note will bear interest at the rate of 7.35% per annum from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such New Note or, if no interest has been paid or duly provided for on such Old Note, from June 1, 1995, payable semiannually on June 1 and December 1 of each year (each, an "Interest Payment Date"), commencing with the first Interest Payment Date occurring after the date of original issuance of such New Note, to the person in whose name such New Note is registered at the close of business on the May 15 or November 15 next preceding such Interest Payment Date. Interest on the New Notes will be computed on the basis of a 360-day year of twelve 30-day months. The New Notes will mature on June 1, 2005. The New Notes may not be redeemed prior to maturity and will not be subject to any sinking fund.

    The New Notes will not provide for any increase in the interest rate thereon. For a discussion of the circumstances in which the interest rate on the Old Notes may be temporarily increased, see "Description of the Old Notes."

FORM, DENOMINATION AND REGISTRATION

    The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

    Principal and interest on the New Notes will be payable, and New Notes may be registered for transfer or exchange, at an office or agency maintained by the Company in New York City, except that, at the option of the Company, interest may be paid by check mailed to the persons entitled thereto. No service charge may be made to a holder for any registration of transfer or exchange of the New Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    In case any New Note shall become mutilated, defaced, destroyed, lost or stolen, the Company will execute and, upon the Company's request, the Trustee will authenticate and deliver a new New Note, of like tenor and equal principal amount in exchange and substitution for such New Note (upon surrender and cancellation thereof) or in lieu of and substitution for such New Note. In case such New Note is destroyed, lost or stolen, the applicant for a substituted New Note shall furnish to the Company and the Trustee such security or indemnity as may be required by them to hold each of them harmless, and, in every case of destruction, loss or theft of such New Note, the applicant shall also furnish to the Company or the Trustee satisfactory evidence of the destruction, loss or theft of such New Note and of the ownership thereof. Upon the issuance of any substituted New Note, the Company may require the payment by the registered holder thereof of a sum sufficient to cover fees and expenses connected therewith.

RANKING; HOLDING COMPANY STRUCTURE

    The Old Notes are and the New Notes will be unsecured unsubordinated obligations of the Company and rank and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company for borrowed money.

    The Old Notes are and the New Notes will be obligations exclusively of the Company. The Company is a holding company substantially all of whose consolidated assets are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including the Notes, are largely dependent upon the earnings of such subsidiaries.

    Because the Company is a holding company, the Old Notes are and the New Notes will be effectively subordinated to all existing and future indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations of the Company's subsidiaries. Therefore, the Company's rights and the rights of its creditors, including the holders of the Notes, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary, in which case the claims of the Company would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by the Company. As of March 31, 1995, (i) the Company had approximately $322 million of outstanding indebtedness (including TASP debt guaranteed by the Company (see "Capitalization")) and approximately $133 million of outstanding letters of credit, and (ii) the Company's subsidiaries had approximately $133 million of outstanding indebtedness and obligations under capital leases and approximately $88 million of outstanding letters of credit; no drawings were outstanding under any such letters of credit at that date. In addition, certain subsidiaries of the Company are guarantors under the Credit Agreement, including letters of credit issued thereunder. At December 31, 1994, the Company's subsidiaries were subject to long-term non-cancelable operating leases requiring future minimum lease payments of approximately $501 million. Although certain debt instruments to which the Company and its subsidiaries are parties impose limitations on the incurrence of additional indebtedness, both the Company and its subsidiaries retain the ability to incur substantial additional indebtedness and lease and letter of credit obligations.

CERTAIN COVENANTS OF THE COMPANY

    The Indenture does not limit the amount of indebtedness or lease obligations that may be incurred by the Company and its subsidiaries. The Indenture does not contain provisions which would give holders of the Notes the right to require the Company to repurchase their Notes in the event of a decline in the credit rating of the Company's debt securities resulting from a takeover, recapitalization or similar restructuring. Holders of certain of the Company's outstanding indebtedness, including its 9 1/8% Notes due 1999, the TASP Notes and indebtedness under the Credit Agreement, have the right to require the Company to repurchase or repay such indebtedness upon the occurrence of certain changes in control of the Company or similar events or declines in the credit rating on such indebtedness. See "Capitalization."

    LIMITATION ON LIENS. In the Indenture, the Company covenants that, so long as any of the Notes remain outstanding, it will not, nor will it permit any Restricted Subsidiary (as defined below) to, create, assume or guarantee any Debt (as defined below) that is secured by a mortgage, pledge, lien, security interest or other encumbrance (a "Lien"), on any property or shares of capital stock or Debt of the Company or any Restricted Subsidiary without in any such case effectively providing, concurrently with the creation, assumption or guarantee of any such Debt, that the Notes shall, so long as such other Debt is so secured (and, if the Company shall so determine, any other existing Debt (or Debt thereafter in existence) created, assumed or guaranteed by the Company or any Restricted Subsidiary), be secured by any such Lien equally and ratably with or prior to the Debt thereby secured; provided that Debt secured by such Liens may be created, assumed or guaranteed if immediately after giving effect thereto the aggregate amount of all such Debt of the Company and its Restricted Subsidiaries (not including Debt described in (i) through (vii) below) does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

    The foregoing restrictions shall not apply to Debt secured by (i) Liens on property of the Company or any Restricted Subsidiary existing on the date of the Indenture (August 1, 1989); (ii) certain Liens on property existing at the time of acquisition thereof; (iii) Liens in favor of the Company or a Restricted Subsidiary securing Debt of the Company or a Restricted Subsidiary; (iv) Liens created in connection with tax assessments or legal proceedings and mechanic's and materialman's liens and other similar liens created in the ordinary course of business; (v) Liens on property of the Company or any Restricted Subsidiary (except Liens on the capital stock or Debt of the Company or any Restricted Subsidiary) in favor of the United States of America or any state thereof, or any agency or political subdivision of either, or in favor of any other country or agency or political subdivision thereof, in each case to secure payments pursuant to contract or statute or to secure Debt created, assumed or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens, including Liens incurred in connection with pollution control, industrial revenue bond or other similar financings; (vi) certain purchase money Liens on property of the Company or any Restricted Subsidiary that constitutes a fixed asset or a surface or air transportation vehicle used in the freight business securing all or any part of the purchase price thereof, or any Debt incurred to finance the purchase price or the cost of construction or improvement thereof for which a written commitment was executed within 180 days after acquisition or the completion of construction or improvement, as the case may be; or (vii) certain permitted extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (vi), inclusive.

    CONSOLIDATION, MERGER AND SALE OF ASSETS. The Indenture provides that the Company may not (i) consolidate with or merge into any Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, or (ii) permit any Person to consolidate with or merge into the Company, or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (a) in the case of (i) above, such Person is organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of and interest on all of the Notes and the performance of the Company's obligations under the Indenture and the Notes; (b) immediately after giving effect to such transaction no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, shall have happened and be continuing; and (c) certain other conditions are met.

    DEFINITION OF CERTAIN TERMS. The term "Consolidated Net Tangible Assets" as used in the Indenture means, as of any particular time, the aggregate amount of the Consolidated Assets (as defined in the Indenture) of the Company and its consolidated Subsidiaries (as defined in the Indenture) (less depreciation, amortization and other applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities, and (ii) all goodwill, tradenames, trademarks, patents, debt discount and expense and other intangibles, in each case net of applicable amortization, all as shown on the Company's most recent consolidated financial statements prepared in accordance with generally accepted accounting principles. The term "Restricted Subsidiary" as used in the Indenture means any majority-owned or controlled Subsidiary of the Company or any of its Subsidiaries (A) substantially all of the operating assets of which are located or the principal business of which is carried on in the United States, Puerto Rico, the U.S. Virgin Islands or Canada, and (B) the assets of which have a gross book value (without deduction of any depreciation, amortization and other applicable reserves) which exceeds 1% of the Company's Consolidated Assets (except for any Subsidiary which in the opinion of the Company's Board of Directors is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole). The term "Debt" as used in the Indenture means (a) any liability of the Company or any Restricted Subsidiary (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit, or (2) evidenced by a bond, note, debenture or similar instrument, or (3) for payment obligations arising under any conditional sale or other title retention arrangement (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind, or (4) for the payment of money relating to a capitalized lease obligation; (b) any liability of others described in the preceding clause (a) that the Company or any Restricted Subsidiary has guaranteed or that is otherwise its legal liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above.

EVENTS OF DEFAULT

    An Event of Default with respect to the Notes is defined in the Indenture as being: (i) default for 30 days in payment of any interest with respect to any Note; (ii) default in payment of principal with respect to any Note when due upon maturity or otherwise; (iii) default by the Company in the performance, or breach, of any other covenant or warranty in the Indenture or any Note which shall not have been remedied for a period of 90 days after notice to the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding; (iv) acceleration of the maturity of any single outstanding issue of Debt of the Company or any Restricted Subsidiary with an outstanding principal amount in excess of $25,000,000, as a result of an event of default thereunder, which acceleration is not annulled or which Debt is not discharged within 30 days thereafter or such longer period during which the Company is contesting in good faith such acceleration; (v) default in payment (after the expiration of any applicable grace period) of any portion of the principal or any premium with respect to any single outstanding issue of Debt of the Company or any Restricted Subsidiary with an outstanding principal amount in excess of $25,000,000, which default is not cured or which Debt is not discharged within 30 days thereafter or such longer period during which the Company is contesting in good faith such default; or (vi) certain events of bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default with respect thereto (except a default in payment of principal or interest) if the Trustee considers it in the interest of the holders to do so.

    The Indenture provides that if an Event of Default with respect to the Notes shall have occurred and be continuing, the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding may declare the principal amount of all the Notes to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except for payment defaults and certain other defaults) may be waived by the holders of a majority in principal amount of the Notes then outstanding.

    Subject to the provisions of the Indenture requiring the Trustee, during an Event of Default, to act with the requisite standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes unless such holders have offered the Trustee reasonable indemnity. Subject to the foregoing, holders of a majority in principal amount of the Notes then outstanding shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture. The Indenture requires the annual filing by the Company with the Trustee of a certificate as to the absence of default and as to compliance with the terms of the Indenture.

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in principal amount of the outstanding Notes, to modify the rights of the holders of the Notes under the Indenture or any supplemental indenture or the terms of the Notes, provided that no such modification shall, among other things, (i) change the stated maturity of any Notes or reduce the principal amount thereof, or reduce the rate or change the time of payment of interest thereon, or change any place where, or the currency in which, any Notes are payable, or impair the holder's right to enforce the payment of any Notes, or (ii) reduce the aforesaid percentage of Notes, the consent of the holders of which is required for any such modification; without in each such case obtaining the consent of the holder of each outstanding Note so affected. The Indenture also contains provisions permitting the Company and the Trustee, without the consent of the holders of any Notes, to modify the Indenture or any supplemental indenture in order to, among other things, (a) add to the Events of Default or the covenants of the Company for the benefit of the holders of Notes, or (b) cure any ambiguity or correct or supplement any provision therein which may be inconsistent with other provisions therein, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions shall not adversely affect the interests of the holders of the Notes in any material respect.

DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides that the Company may elect either (A) to defease and be discharged from any and all obligations with respect to the Notes (except for the obligations to register the transfer or exchange of the Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold moneys for payment in trust) ("defeasance"), or (B) to be released from its obligations with respect to the Notes described above under "-- Certain Covenants of the Company -- Limitation on Liens" ("covenant defeasance"), upon the irrevocable deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U. S. Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and interest on the Notes on the due dates therefor, whether upon maturity or otherwise. Such defeasance or covenant defeasance shall only be effective if, among other things, (i) it shall not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement to which the Company or any Restricted Subsidiary is a party or is bound, and (ii) the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. It shall also be a condition to the effectiveness of such defeasance (but not covenant defeasance) that no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Notes shall have occurred and been continuing on the date of, or during the period ending on the 91st day after the date of, such deposit into trust.

GOVERNING LAW

    The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

    The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions with the Company and its subsidiaries from time to time, provided that if the Trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default, or else resign.

                          DESCRIPTION OF THE OLD NOTES

    The terms of the Old Notes are identical in all material respects to the New Notes, except that (i) the Old Notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain registration rights under the Registration Rights Agreement (which rights will terminate upon consummation of the Exchange Offer, except to the extent that the Initial Purchasers may have certain registration rights under limited circumstances); (ii) the New Notes are issuable in minimum denominations of $1,000 and integral multiples thereof compared to minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof for the Old Notes; and (iii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide that, in the event that the Exchange Offer is not consummated or a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes is not declared effective on or prior to October 29, 1995, the interest rate on the Old Notes will increase by 0.25% per annum following October 29, 1995; provided, however, that if the Company requests holders of Old Notes to provide certain information called for by the Registration Rights Agreement for inclusion in any such Shelf Registration Statement, then Old Notes owned by holders who do not deliver such information to the Company or who do not provide comments on the Shelf Registration Statement when required pursuant to the Registration Rights Agreement will not be entitled to any such increase in the interest rate. Upon the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after October 29, 1995, the interest rate on any Old Notes which remain outstanding will be reduced, from the date of such consummation or effectiveness, as the case may be, to 7.35% per annum and the Old Notes will not thereafter be entitled to any increase in the interest rate thereon. The New Notes are not entitled to any such increase in the interest rate thereon. In addition, the Old Notes and the New Notes will constitute a single series of debt securities under the Indenture. See "Description of the New Notes -- General." Accordingly, holders of Old Notes should review the information set forth under "Summary -- Certain Consequences of a Failure to Exchange Old Notes" and "Description of the New Notes."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes certain United States Federal income tax considerations to holders of the New Notes who are subject to U.S. net income tax with respect to the New Notes ("U.S. persons") and who will hold the New Notes as capital assets. There can be no assurance that the U.S. Internal Revenue Service (the "IRS") will take a similar view of the purchase, ownership or disposition of the New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions now in effect, all of which are subject to change. It does not include any description of the tax laws of any state, local or foreign governments or any estate or gift tax considerations that may be applicable to the New Notes or holders thereof. It does not discuss all aspects of U.S. Federal income taxation that may be relevant to a particular investor in light of his particular investment circumstances or to certain types of investors subject to special treatment under the U.S. Federal income tax laws (for example, dealers in securities or currencies, S corporations, life insurance companies, tax-exempt organizations, taxpayers subject to the alternative minimum tax and non-U.S. persons) and also does not discuss New Notes held as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a New Note and one or more other investments, or situations in which the functional currency of the holders is not the U.S. dollar.

    Holders of Old Notes contemplating acceptance of the Exchange Offer should consult their own tax advisors with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject.

EXCHANGE OF NOTES

    The exchange of Old Notes for New Notes should not be a taxable event to holders for federal income tax purposes. The exchange of Old Notes for the New Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. If, however, the exchange of the Old Notes for the New Notes were treated as an exchange for federal income tax purposes, such exchange should constitute a recapitalization for federal income tax purposes. Accordingly, the New Notes should have the same issue price as the Old Notes, and a holder should have the same adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

INTEREST ON THE NEW NOTES

    A holder of a New Note will be required to report as ordinary interest income for U.S. Federal income tax purposes interest earned on the New Note in accordance with the holder's method of tax accounting.

DISPOSITION OF NEW NOTES

    A holder's tax basis for a New Note generally will be the holder's purchase price for the Old Note. Upon the sale, exchange, redemption, retirement or other disposition of a New Note, a holder will recognize gain or loss equal to the difference (if any) between the amount realized and the holder's tax basis in the New Note. Such gain or loss will be long-term capital gain or loss if the New Note has been held for more than one year and otherwise will be short-term capital gain or loss (with certain exceptions to the characterization as capital gain if the New Note was acquired at a market discount).

BACKUP WITHHOLDING

    A holder of a New Note may be subject to backup withholding at the rate of 31% with respect to interest paid on the New Note and proceeds from the sale, exchange, redemption or retirement of the New Note, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of a New Note who does not provide the Company with his correct taxpayer identification number may be subject to penalties imposed by the IRS.

    A holder of a New Note who is not a U.S. person will generally be exempt from backup withholding and information reporting requirements, but may be required to comply with certification and identification procedures in order to obtain an exemption from backup withholding and information reporting.

    Any amount paid as backup withholding will be creditable against the holder's U.S. Federal income tax liability.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making activities or other trading activities. The Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 90 days after the Expiration

Date (subject to extension under certain limited circumstances described herein) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "The Exchange Offer -- Resales of New Notes."

    The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters in connection with the New Notes will be passed upon for the Company by Brown & Wood, San Francisco, California.

                                    EXPERTS

    The audited consolidated financial statements and schedule incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

- -------------------------------------------
- -------------------------------------------
- -------------------------------------------
- -------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED AND
INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AFFILIATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THEREOF, AS THE CASE MAY BE.

                              -------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Available Information..........................           4
Incorporation of Certain Documents by
 Reference.....................................           4
Summary........................................           5
Use of Proceeds................................          12
Capitalization.................................          12
Selected Consolidated Financial Data...........          13
Business of the Company........................          14
The Exchange Offer.............................          17
Description of the New Notes...................          25
Description of the Old Notes...................          30
Certain United States Federal Income Tax
 Considerations................................          30
Plan of Distribution...........................          31
Legal Matters..................................          32
Experts........................................          32

                                     [LOGO]

                                  CONSOLIDATED
                               FREIGHTWAYS, INC.

                             OFFER TO EXCHANGE ITS
                              7.35% NOTES DUE 2005
                           WHICH HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933
                       FOR ANY AND ALL OF ITS OUTSTANDING
                              7.35% NOTES DUE 2005

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                                          , 1995

- -------------------------------------------
- -------------------------------------------
- -------------------------------------------
- -------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As authorized by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the Company's Certificate of Incorporation, as amended, eliminates to the fullest extent permitted by Delaware law the personal liability of its directors to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director.

    The Company's By-laws, as amended (the "By-laws"), provide that each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or of another enterprise, serving as such at the request of the Company, shall be indemnified and held harmless by the Company to the fullest extent permitted under the DGCL; provided, however, that except as to actions to enforce indemnification rights, the Company shall indemnify any such person seeking indemnification in connection with an action, suit or proceeding (or part thereof) initiated by such person only if the action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Company. When indemnification is authorized by the Company's By-laws, the director, officer, employee or agent shall be indemnified for expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by him or her in connection therewith. The Company's By-laws also provide that expenses incurred by an officer or director (acting in his or her capacity as such) in defending a proceeding shall be paid by the Company in advance of final disposition of the proceeding; provided, however, that if required by the DGCL, the officer or director shall deliver to the Company an undertaking by the officer or director to repay such expenses if it is ultimately determined that he or she is not entitled to be indemnified by the Company. The Company's By-laws also provide that in other circumstances expenses may be advanced upon such terms and conditions as the Board of Directors deems appropriate.

    The Company's By-laws further provide that the right to indemnification granted thereunder shall be a contract right for the benefit of the Company's directors, officers, employees and agents. The Company's By-laws also authorize actions against the Company to enforce the indemnification rights provided by the By-laws, subject to the Company's right to assert a defense in any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, and the Company shall bear the burden of proving any such defense.

    Under Section 145 of the DGCL, a corporation may provide indemnification to directors, officers, employees and agents may be provided against judgments, penalties, fines, settlements and reasonable expenses (including attorneys'
fees) incurred in the defense or settlement of a third party action, or against reasonable expenses (including attorneys' fees) in the defense or settlement of a derivative action, provided there is a determination by a majority vote of a quorum of disinterested directors, a committee of directors, independent legal counsel, or a majority vote of stockholders that a person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, with no reasonable cause to believe his or her conduct was unlawful. However, Section 145 also states that no indemnification may be made in derivative actions where such person is adjudged liable to the corporation, unless, and only to the extent, that a court determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Section 145 also permits indemnification of expenses which the court deems proper and provides that indemnification of expenses actually and reasonably incurred shall be provided when the individual being indemnified has successfully defended the action on the merits or otherwise in any action, suit or proceeding. The indemnification rights provided by statute in Delaware are not deemed to be exclusive of any other rights which those seeking indemnification may be entitled under any bylaw, agreement or otherwise.

    The Company's By-laws also authorize the Company to purchase and maintain insurance to protect itself and any person who is or was a director, officer, employee or agent of the Company against any liability, expense or loss incurred by or asserted against such person, whether or not the Company would have the power to indemnify such person against such liability, expense or loss under applicable law or the Company's By-laws. The Company presently maintains a directors' and officers' liability insurance policy which insures directors and officers of the Company and those of certain of its subsidiaries.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

  EXHIBIT
  NUMBER                                                 DESCRIPTION
- -----------  ---------------------------------------------------------------------------------------------------
       4.1   Indenture dated as of August 1, 1989 between the Registrant and Security Pacific National Bank, as
              trustee. (Exhibit 4.1 as filed on Form SE dated March 20, 1990*).
       4.2   Registration Rights Agreement, dated as of June 1, 1995, between the Registrant and Merrill Lynch &
              Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan
              Securities Inc. and Salomon Brothers Inc.
       4.3   Form of Security for 7.35% Notes due 2005 originally issued by Consolidated Freightways, Inc. on
              June 1, 1995.
       4.4   Form of Security for 7.35% Notes due 2005 to be issued by Consolidated Freightways, Inc. and registered under the Securities Act of 1933.
       5     Opinion of Brown & Wood.
      12     Statement re computation of ratio of earnings to fixed charges.
      23.1   Consent of Independent Public Accountants (included on page II-6).
      23.2   Consent of Counsel (included in Exhibit 5).
      24     Powers of Attorney (included on page II-4).
      25     Statement of eligibility of trustee.
      99.1   Form of Letter of Transmittal.
      99.2   Form of Notice of Guaranteed Delivery.
      99.3   Form of Exchange Agent Agreement.

- ------------------------
* Previously filed with the Securities and Exchange Commission and incorporated herein by reference.

ITEM 22.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 26th day of June, 1995.

                                          CONSOLIDATED FREIGHTWAYS, INC.

                                          By     /s/  EBERHARD G.H. SCHMOLLER

                                            ------------------------------------
                                                  Eberhard G.H. Schmoller
                                             SENIOR VICE PRESIDENT AND GENERAL
                                                         COUNSEL

                               POWER OF ATTORNEY

    Each officer or director whose signature appears below hereby appoints each of Eberhard G.H. Schmoller and David F. Morrison his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his behalf, as an individual and in the capacity stated below, any amendment or post-effective amendment to this registration statement, to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which such attorney-in-fact and agent may deem appropriate or necessary, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                          TITLE                         DATE
- ------------------------------------------------------  ----------------------------------------  ---------------

                     /s/  DONALD E. MOFFITT             Chairman of the Board, President and
     -------------------------------------------         Chief Executive Officer (Principal         June 26, 1995
                  Donald E. Moffitt                      Executive Officer)

                    /s/  GREGORY L. QUESNEL             Executive Vice President and Chief
     -------------------------------------------         Financial Officer (Principal Financial     June 26, 1995
                  Gregory L. Quesnel                     and Principal Accounting Officer)

                      /s/  ROBERT ALPERT
     -------------------------------------------        Director                                    June 26, 1995
                    Robert Alpert

     -------------------------------------------        Director
                    Earl F. Cheit

                      SIGNATURE                                          TITLE                         DATE
- ------------------------------------------------------  ----------------------------------------  ---------------

                      /s/  G. ROBERT EVANS
     -------------------------------------------        Director                                    June 26, 1995
                   G. Robert Evans

                     /s/  MARGARET G. GILL
     -------------------------------------------        Director                                    June 26, 1995
                   Margaret G. Gill

                     /s/  ROBERT JAUNICH II
     -------------------------------------------        Director                                    June 26, 1995
                  Robert Jaunich II

     -------------------------------------------        Director
                  Gerhard E. Liener

                     /s/  RICHARD B. MADDEN
     -------------------------------------------        Director                                    June 26, 1995
                  Richard B. Madden

                     /s/  RONALD E. POELMAN
     -------------------------------------------        Director                                    June 26, 1995
                  Ronald E. Poelman

                     /s/  ROBERT D. ROGERS
     -------------------------------------------        Director                                    June 26, 1995
                   Robert D. Rogers

                     /s/  WILLIAM D. WALSH
     -------------------------------------------        Director                                    June 26, 1995
                   William D. Walsh

                     /s/  ROBERT P. WAYMAN
     -------------------------------------------        Director                                    June 26, 1995
                   Robert P. Wayman

                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our reports dated January 27, 1995 included and incorporated by reference in Consolidated Freightways, Inc.'s Form 10-K for the year ended December 31, 1994 and to all references to our firm included in this Registration Statement.

/s/ Arthur Andersen LLP

Portland, Oregon,
June 26, 1995

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                                   DESCRIPTION
- -----------  --------------------------------------------------------------------------------------------------------
       4.1   Indenture dated as of August 1, 1989 between the Registrant and Security Pacific National Bank, as
              trustee. (Exhibit 4.1 as filed on Form SE dated March 20, 1990*).
       4.2   Registration Rights Agreement, dated as of June 1, 1995, between the Registrant and Merrill Lynch & Co.,
              Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities Inc.
              and Salomon Brothers Inc.
       4.3   Form of Security for 7.35% Notes due 2005 originally issued by Consolidated Freightways, Inc. on June 1,
              1995.
       4.4   Form of Security for 7.35% Notes due 2005 to be issued by Consolidated Freightways, Inc. and registered under the Securities Act of 1933.
         5   Opinion of Brown & Wood.
        12   Statement re computation of ratio of earnings to fixed charges.
      23.1   Consent of Independent Public Accountants (included on page II-6).
      23.2   Consent of Counsel (included in Exhibit 5).
        24   Powers of Attorney (included on page II-4).
        25   Statement of eligibility of trustee.
      99.1   Form of Letter of Transmittal.
      99.2   Form of Notice of Guaranteed Delivery.
      99.3   Form of Exchange Agent Agreement.

- ------------------------
* Previously filed with the Securities and Exchange Commission and incorporated herein by reference.